UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VIVAKOR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO

VIVAKOR, INC.

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2023

This proxy statement supplement dated December 12, 2023 (the “Supplement”) supplements the definitive proxy statement and notice of annual meeting of stockholders dated November 16, 2023 (the “Proxy Statement”) filed by Vivakor, Inc. (the “Company,” “we,” “us,” or “our”) relating to the proxies being solicited by the Board of Directors of the Company (the “Board”) in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on Friday, December 15, 2023 at 489 Highway 609 Delhi, LA 71332 (the “Annual Meeting”).

This Supplement describes a recent change in the proposed nominees for election to the Board. This Supplement should be read in conjunction with the Proxy Statement and related proxy materials, and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

WITHDRAWAL OF NOMINEE FOR ELECTION TO THE BOARD

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2023, David Natan resigned as a member of the Board of Directors effective December 6, 2023. Mr. Natan was one of the director nominees named in the Proxy Statement. Mr. Natan’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

As described in the Proxy Statement, the Board nominated five candidates to stand for election as directors at the Annual Meeting. However, due to Mr. Natan’s resignation from the Board, Mr. Natan’s name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. The Board has determined that it will not nominate a replacement director for election at the Annual Meeting. Each of the four remaining candidates nominated by the Board named in the Proxy Statement intends to stand for election or re-election at the Annual Meeting, as applicable.

The revised list of nominees to be considered for election to the Board includes each of James Ballengee, Tyler Nelson, John R. Harris and Albert Johnson. Further information on these four nominees is provided in the Proxy Statement.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Mr. Natan’s withdrawal from the list of director nominees. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining four nominees named in the Proxy Statement. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Mr. Natan will be disregarded and will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election or re-election of the other director nominees, as applicable.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Mr. Natan as a nominee for election as director.

Other than the election of directors, none of the proposals to be presented at the Annual Meeting, as described in the Proxy Statement, is affected by this Supplement, and you should carefully review the Proxy Statement and this Supplement prior to voting your shares. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at www.vivakor.com. This Supplement is being made available online at the same location on or about December 12, 2023.